Exhibit 99.3

July 20, 2015

Board of Directors

Axis Capital Holdings Limited

92 Pitts Bay Road, Pembroke, Bermuda HM 08

Re:	Form 8-K of Axis Capital Holdings Limited, filed July 20, 2015 (the “Form 8-K”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 15, 2015 (“Opinion Letter”), with respect to the fairness from a financial point of view of to the holders (other than PartnerRe Ltd. (“PartnerRe”) and its affiliates) of the outstanding common shares, par value $0.0125 per share, of Axis Capital Holdings Limited (the “Company”), taking into account the Special Dividend (as defined therein), of the Company Exchange Ratio (as defined therein) pursuant to the Agreement and Plan of Amalgamation, dated as of January 25, 2015, by and between PartnerRe and the Company, as amended by the First Amendment to the Agreement and Plan of Amalgamation, dated as of February 17, 2015, the Second Amendment to the Agreement and Plan of Amalgamation, dated as of March 10, 2015, the Third Amendment to the Agreement and Plan of Amalgamation, dated as of March 31, 2015, the Fourth Amendment to the Agreement and Plan of Amalgamation, dated as of May 3, 2015 and the Fifth Amendment to the Agreement and Plan of Amalgamation, dated as of July 15, 2015.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that PartnerRe and the Company have determined to reference our opinion in the above-referenced Form 8-K.

In that regard, we hereby consent to the reference to our Opinion Letter under the caption “Update to the Opinion of AXIS’ Financial Advisor” and to the inclusion of the foregoing opinion as Exhibit 99.2 to the above-mentioned version of the Form 8-K. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Form 8-K and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement , proxy statement or any other document (including any subsequent amendments to the above-mentioned Form 8-K), except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)